Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Regency Centers Corporation,

the general partner of

Regency Centers, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-149856) on Form S–3ASR and (No. 333-127274) on Form S-4 of Regency Centers, L.P. of our report dated March 27, 2008, with respect to the combined statements of operations, changes in members’ capital and cash flows of Regency Retail Partners for the period from December 21, 2006 (inception) to December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K/A of Regency Centers Corporation and Regency Centers, L.P.

March 31, 2010

Jacksonville, Florida

Certified Public Accountants